UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934




                               VIRTUSA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92827P102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Partnership XI, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [X]                     (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Friends XI-A, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [X]                     (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River Friends XI-B, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [X]                     (b) [ ]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River XI GP, LP

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Charles River XI GP, LLC

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

          2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Izhar Armony

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Israel
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Christopher Baldwin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Richard M. Burnes, Jr.

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Ted R. Dintersmith

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Bruce I. Sachs

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      William P. Tai

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No.  92827P102
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Michael J. Zak

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) [ ]                     (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        2,577,611*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   2,577,611*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           2,577,611*
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   N/A
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  11%*
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the

Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

CUSIP No. 92827P102

Item 1(a).  Name Of Issuer:  Virtusa Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2000 West Park Drive, Westborough, MA 01581


Item 2(a).  Name of Person Filing:

            Charles River Partnership XI, LP

            This Schedule 13G is also filed on behalf of Charles River XI GP, LLC ("CR XI GP LLC"), Charles River XI GP, LP ("CR XI GP LP"), Charles River Friends XI-A, LP ("CRF XI-A"), Charles River Friends XI-B, LP ("CRF XI-B"), Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak. CR XI GP LLC is the general partner of CR XI GP LP. CR XI GP LLC is also the general partner of CRF XI-A and CRF XI-B. CR XI GP LP is the General partner of Charles River Partnership XI, LP. Each of Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak is a managing member of CR XI GP LLC. Information related to each of CR XI GP LLC, CR XI GP LP, CRF XI-A, CRF XI-B, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak is set forth on Appendix A hereto.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            c/o Charles River XI GP, LLC
            1000 Winter Street, Suite 3300, Waltham, MA 02451

Item 2(c).  Citizenship:

             Delaware

Item 2(d). Title of Class of Securities: Common Stock, par value $0.01 per share


Item 2(e).  CUSIP No.:   92827P102


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

            Not Applicable.


Item 4.     Ownership

            (a) Amount Beneficially Owned (as of December 31, 2008):  2,577,611*

            (b) Percent of Class (as of December 31, 2008):                 11%*

            (c) Number of Shares as to which the person has:

               (i)  sole power to vote or to direct the vote                  0*

               (ii) shared power to vote or to direct the vote        2,577,611*

               (iii) sole power to dispose or to direct the
                     disposition of                                           0*

               (iv) shared power to dispose or to direct the
                    disposition of                                    2,577,611*


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not Applicable (See Item 2(a)).


Item 8.  Identification and Classification of Members of the Group

          Charles River Partnership XI, LP, Charles River Friends XI-A, LP, Charles River Friends XI-B, LP.


Item 9.  Notice of Dissolution of Group

         Not Applicable.


Item 10.  Certification

          This certification is not required as the filing person is filing pursuant to Rule 13d-1(d).


-------------------
*Based on 23,476,786 shares of the common stock, par value $0.01 per share (the "Shares"), of Virtusa Corporation, a Delaware corporation (the "Company"), outstanding as of October 28, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Charles River XI GP, LLC ("CR XI GP LLC") is the general partner of Charles River XI GP, LP ("CR XI GP LP"). CR XI GP LLC is also the general partner of Charles River Friends XI-A, LP ("CRF XI-A") and Charles River Friends XI-B, LP ("CRF XI-B"). CR XI GP LP is the general partner of Charles River Partnership XI, LP ("CRP XI"). Each of Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak is a managing member of CR XI GP LLC. CRP XI, CRF XI-A and CRF XI-B (collectively, the "Partnerships") form a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934. As of December 31, 2008, the Partnerships collectively owned 2,577,611 shares of Virtusa Corporation common stock, par value $0.01 per share (the "Common Stock"), or 11% of those shares of Common Stock deemed issued and outstanding as of that date. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, CR XI GP LLC, CR XI GP LP, and Messrs. Armony, Baldwin, Burnes, Dintersmith, Sachs, Tai, and Zak (collectively, the "Management Persons") may be deemed to beneficially own the securities owned by the Partnerships. Accordingly, as of December 31, 2008, the Management Persons may be deemed to beneficially own 2,577,611 shares of the Common Stock, or 11% of those shares of Common Stock deemed issued and outstanding as of that date. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person's pecuniary interest in each applicable Partnership, if any.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 17, 2009


                                              /s/ Lisa B. Haines
                                              ----------------------------------
                                              Lisa B. Haines as attorney-in-fact
                                              for  Charles  River  XI  GP,  LLC,
                                              general partner  of  Charles River
                                              XI  GP,  LP,  general  partner  of
                                              Charles River  Partnership  XI, LP




      Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 92827P102

                                   APPENDIX A


A. Name:                      Charles River Friends XI-A, LP
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Citizenship:               Delaware


B. Name:                      Charles River Friends XI-B, LP
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Citizenship:               Delaware


C. Name:                      Charles River XI GP, LP
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Citizenship:               Delaware


D. Name:                      Charles River XI GP, LLC
   Address of Principal
   Business Office:           1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Citizenship:               Delaware


E. Name:                      Izhar Armony
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               Israel


F. Name:                      Christopher Baldwin
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States

CUSIP No. 92827P102


G. Name:                      Richard M. Burnes, Jr.
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States


H. Name:                      Ted R. Dintersmith
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States


I. Name:                      Bruce I. Sachs
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States


J. Name:                      William P. Tai
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States


K. Name:                      Michael J. Zak
   Address of Principal
   Business Office:           c/o Charles River XI GP, LLC
                              1000 Winter Street, Suite 3300
                              Waltham, MA 02451

   Principal Occupation:      Managing Member of Charles River XI GP, LLC

   Citizenship:               United States

CUSIP No. 92827P102

Each of Charles River XI GP, LLC, Charles River XI GP, LP, Charles River Friends XI-A, LP, Charles River Friends XI-B, LP, Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai, and Michael J. Zak hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.



/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles River Friends XI-A, LP


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles RiverFriends XI-B, LP


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Charles River XI GP, LLC, general partner of
Charles River XI GP, LP


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Charles River XI GP, LLC


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Izhar Armony


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Christopher Baldwin


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Richard M. Burnes, Jr.


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Ted R. Dintersmith

CUSIP No.  64111N101



/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Bruce I. Sachs


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
William P. Tai


/s/ Lisa B. Haines
---------------------------------                  February 17, 2009
Lisa B. Haines as attorney-in-fact for
Michael J. Zak